Exhibit 10.1

SECOND AMENDMENT TO THE
ANIXTER INTERNATIONAL INC. 2010 STOCK PLAN
WHEREAS, Anixter International Inc. (the “Company”) maintains the Anixter International Inc. 2010 Stock Plan (the “Plan”) for the benefit of designated participants in the Plan; and
WHEREAS, pursuant to Section 7 of the Plan, the Compensation Committee of the Board of Directors of the Company has reserved the right to amend the Plan and now wishes to amend the Plan to add additional performance goals to which awards under the Plan may be subject.
NOW THEREFORE, BE IT RESOLVED, that Section 5(c) of the Plan is hereby amended, effective as of May 1, 2015, to read as follows:
(c)    The Committee may, in its discretion, provide that any award granted under the Plan shall be subject to the attainment of performance goals. Performance goals may be based, on Committee discretion, on one or more business criteria including, but not limited to (i) measures of earnings or income (e.g., earnings per share, operating earnings, net earnings, pre-tax earnings, earnings before interest, taxes, depreciation and amortization, operating income, net income); (ii) return measures (e.g., return on equity, return on assets, return on invested capital, return on tangible capital); (iii) cash flow metrics (e.g., free cash flow, operating cash flow, cash flow return on equity, cash flow return on investment); (iv) share price metrics (e.g., total share return, stock price, stock price growth); and (v) margin measures (e.g., gross margins, operating margins). Performance goals can be expressed in absolute terms or in terms of year over year growth or reference to a peer group or index. In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges, restructuring expenses, asset write-downs, administrative costs associated with debt and equity refinancing, litigation or claims, judgments or settlements, effect of changes in tax laws and foreign exchange gains and losses), as may be determined by the Committee. With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the selected business criteria and targets for participants for achievement of performance goals. The performance goals and performance targets established by the Committee may be identical for all participants for a given performance period or, at the discretion of the Committee, may differ among participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and shall authorize the award of Shares or cash, as applicable, to the participant for whom the targets were established, in accordance with the terms of the applicable award agreements.

IN WITNESS WHEREOF, this Second Amendment has been duly executed this 28th of May, 2015.

ANIXTER INTERNATIONAL INC.

By: /s/ Rodney A. Smith
Its: Executive Vice President - Human Resource